EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

The registrant has the following subsidiaries, which except as indicated, do business under their legal names:

NAME	PLACE OF INCORPORATION/ORGANIZATION
DOCTORS PRACTICE MANAGEMENT, INC.	TEXAS
VISTA HEALTHCARE, INC.	TEXAS
VISTA LAND AND EQUIPMENT, L.L.C.	TEXAS
VISTA REDSTONE, INC.	NEVADA
PASADENA NEVADA, INC.	NEVADA
DPM II, INC.	TEXAS
DALLAS NEVADA, INC.	NEVADA
VISTA DALLAS, L.L.C.	TEXAS
VISTA HOSPITAL OF BATON ROUGE, L.L.C. d/b/a VISTA SURGICAL HOSPITAL OF BATON ROUGE	LOUISIANA
VISTA HOLDINGS, L.L.C.	LOUISIANA
AMBULATORY INFUSION THERAPY SPECIALIST, INC.	TEXAS
VISTA MEDICAL MANAGEMENT, L.L.C.	LOUISIANA
VISTA HOSPITAL OF DALLAS, L.P. d/b/a VISTA HOSPITAL OF DALLAS	TEXAS
VISTA SURGICAL CENTER WEST, L.L.C.	TEXAS
VISTA RIVERSTONE HOSPITAL, L.P. d/b/a RIVERSTONE HOSPITAL	TEXAS
VISTA COMMUNITY MEDICAL CENTER, L.L.P. d/b/a VISTA MEDICAL CENTER HOSPITAL	TEXAS